Exhibit 10.2
OMNIBUS AGREEMENT
     This Omnibus Agreement, dated as of February      , 2009 (the “Agreement”), is entered into by and between                      (the “Executive”) and Reliance Bancshares, Inc. (the “Company”).
     WHEREAS, the Executive is a Senior Executive Officer of the Company, as defined in subsection 111(b)(3) of the Emergency Economic Stabilization Act of 2008 (the “EESA”) and regulations issued, including the rules set forth in 31 C.F.R. Part 30 (a “Senior Executive Officer”); and
     WHEREAS, in connection with the purchase by the United States Department of the Treasury (the “Treasury”) of certain preferred shares and warrants of the Company (the “Purchased Securities”), pursuant to a Letter Agreement and a Securities Purchase Agreement — Standard , between the Treasury and the Company (the “Purchase Agreement”), the Company is required to meet certain executive compensation and corporate governance standards under Section 111(b) of the EESA, as implemented by guidance or regulation that has been issued and is in effect as of the Closing Date (as defined in the Purchase Agreement) (collectively the “CPP Guidance”); and
     WHEREAS, as a condition to the Closing of the Securities Purchase Agreement, Section 1.2(d)(iv)(A) thereof provides that the Company is required to have effected such changes to its compensation, bonus, incentive and other benefit plans, arrangements and agreements (including “golden parachute”, severance and employment agreements) (collectively, the “Compensation and Benefit Arrangements”) with respect to its Senior Executive Officers (and to the extent necessary for such changes to be legally enforceable, each of its Senior Executive Officers shall have duly consented in writing to such changes), as may be necessary, during the period that Treasury owns any Purchased Securities, in order to comply with Section 111(b) of the EESA as implemented by guidance or regulation that has been issued and is in effect as of the Closing Date; and
     WHEREAS, in consideration for the benefits the Executive will receive as a result of the participation of the Company in the Treasury’s TARP Capital Purchase Program, the Executive desires to modify the Executive’s Compensation and Benefit Arrangements to the extent necessary to comply with Section 111(b) of the EESA, the CPP Guidance and the Purchase Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the covenants set forth herein, the Executive and the Company hereby agree as follows:
1.	Amendments to the Compensation and Benefit Arrangements. Effective as of the date or effective as of any calendar year commencing on or after January 1, 2009, if any, while the Treasury holds any equity or debt securities of the Company acquired under the TARP Capital Purchase Program, the Executive’s Compensation and Benefit Arrangements are hereby amended by this Agreement during such and any subsequent periods as necessary to comply with the executive compensation and corporate governance requirements of Section 111(b) of the EESA and the CPP Guidance, and the provisions of Sections 1.2(d)(iv), 1.2(d)(v) or 4.10 of the Purchase Agreement, including as follows:
a.	In the event that any payment or benefit to which the Executive is or may become entitled under the Compensation and Benefit Arrangements is a “golden parachute” for purposes of Section 111(b) of the EESA and the CPP Guidance, including the rules set forth in § 30.9 Q-9 of 31 C.F.R. Part 30, (i) the Company shall not make or provide (nor shall the Company be obligated to make or provide), during the period that the Treasury owns any Purchased Securities, such payment or benefit to the Executive, and (ii) the Executive shall not be entitled to receive, during the period that the Treasury owns the Purchased Securities, such payment or benefit.
b.	Any bonus or incentive compensation paid to the Executive during the period that the Treasury owns the Purchased Securities will be subject to recovery or “clawback” by the Company or its affiliates if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, all within the meaning of Section 111(b) of the EESA and the CPP Guidance.

c.	In the event that the Executive and Compensation Committee of the Board of Directors of the Company determines that any incentive compensation arrangement pursuant to which the Executive is or may be entitled to a payment encourages the Executive to take unnecessary and excessive risks that threaten the value of the financial institution within the meaning of §30.9 Q-4 of 31 C.F.R. Part 30, the Committee, shall take such action as is necessary to amend such incentive compensation arrangements to eliminate such encouragement, and the Executive’s incentive compensation will be determined pursuant to such amended arrangements.
2.	Miscellaneous.
a.	This Agreement may be executed in one or more counterparts, each of which when executed shall be an original, but all of which when taken together shall constitute one and the same agreement.

b..	This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Missouri,
     IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized representative and the Executive has hereunto set his hand as of the day and year first above written.

EXECUTIVE	RELIANCE BANCSHARES, INC.

By:

	Name:	Jerry S. Von Rohr
	Title:	Chairman, President and CEO